UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported):  January 30, 2015

THERAVANCE BIOPHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands (State or Other Jurisdiction of Incorporation)	0001-36033 (Commission File Number)	Not Applicable (I.R.S. Employer Identification Number)

PO Box 309

Ugland House, South Church Street

George Town, Grand Cayman, Cayman Islands KY1-1104

(650) 808-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 30, 2015, Theravance Biopharma R&D, Inc., a Cayman Islands exempted company (“Theravance Biopharma”) and wholly-owned subsidiary of Theravance Biopharma, Inc. (the “Company”), entered into a Development and Commercialization Agreement (the “Agreement”) with Mylan Ireland Limited, a limited company organized and existing under the laws of Ireland (“Mylan”), in order to establish a collaboration for the development and commercialization of TD-4208, a novel investigational long-acting muscarinic antagonist (LAMA), in nebulized form for the treatment of chronic obstructive pulmonary disease (COPD) and other respiratory diseases.  Mylan is an indirect wholly-owned subsidiary of Mylan Inc., a publicly-traded Pennsylvania corporation listed on Nasdaq (MYL) (“MYL”).

Under the terms of the Agreement, Mylan and Theravance Biopharma will co-develop nebulized TD-4208 for COPD and other respiratory diseases.  Theravance Biopharma will lead the U.S. registrational development program and Mylan will be responsible for reimbursement of Theravance Biopharma’s costs for that program up until the approval of the first new drug application, after which costs will be shared.  If a product developed under the collaboration is approved in the U.S., Mylan will lead commercialization and Theravance Biopharma will retain the right to co-promote the product in the U.S. under a profit-sharing arrangement (65% Mylan/35% Theravance Biopharma).  Outside the U.S. (excluding China), Mylan will be responsible for development and commercialization and will pay Theravance Biopharma a tiered royalty on net sales at percentage royalty rates ranging from low double-digits to mid-teens. Although China is not included in the ex-US territory outright, Mylan does have a right of first negotiation with respect to the development and commercialization of nebulized TD-4208 in China.

Also under the Agreement, Mylan will pay Theravance Biopharma an initial payment of $15 million in cash in the second quarter of 2015 and MYL has agreed to make a $30 million equity investment in the Company, as described below.  Under the terms of the Agreement, Theravance Biopharma is eligible to receive potential development and sales milestone payments totaling $220 million in the aggregate, with $175 million associated with TD-4208 monotherapy and $45 million for future potential combination products.

Theravance Biopharma retains worldwide rights to TD-4208 delivered through other dosage forms, such as a metered dose inhaler or dry powder inhaler (MDI/DPI), while Mylan has certain rights of first negotiation with respect to Theravance Biopharma’s development and commercialization of TD-4208 delivered other than via a nebulized inhalation product.

As provided in the Agreement, on January 30, 2015, the Company and MYL entered into an Ordinary Share Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company agreed to sell 1,585,790 ordinary shares of the Company (the “Shares”) to MYL at a price of approximately $18.918 per share, which share price represented a 10% premium over the volume weighted average price per share of the Company’s ordinary shares for the five trading days ending on January 30, 2015 (the “Share Purchase”). The Purchase Agreement contains various representations and warranties, conditions to closing, covenants and other provisions that are customary for a transaction of this nature.

The representations, warranties and covenants contained in the Agreement and Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreement and the Purchase Agreement instead of establishing these matters as facts.

The foregoing is a summary of the terms of each of the Agreement and Purchase Agreement and is qualified in its entirety by reference to the Agreement and Purchase Agreement, copies of which will be filed as exhibits to a future amendment of this Current Report on Form 8-K or as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2015.

Item 3.02.  Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the Share Purchase is incorporated herein by reference. The Share Purchase, with an aggregate offering price of $30 million, is expected to be effected on February 2, 2015. No underwriting discounts or commissions will be paid in connection with the Share Purchase.

The Shares are being issued by the Company in a private placement transaction in reliance upon an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, based on representations made to the Company by MYL regarding its status as an accredited investor and the absence of any general solicitation in connection with the transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE BIOPHARMA, INC.

Date: February 2, 2015	By:	/s/ Renee D. Gala
Renee D. Gala
Senior Vice President and Chief Financial Officer